                                                               Exhibit 2.11A


                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November 22, 1997, by and among International Wireless Communications Holdings, Inc., a Delaware corporation ("Parent") and Radio Movil Digital Americas, Inc., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent and the Company have approved, and deemed it advisable and in the best interests of their respective stockholders to consummate, the merger of a direct or indirect wholly owned subsidiary of Parent ("Sub") with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, Parent presently intends promptly to file a registration statement on Form S-1 relating to an initial public offering (the "IPO") of Parent Common Shares (as defined in Section 4.02);

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

          Section 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation").

          Section 1.02. CLOSING. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on December 31, 1997 (PROVIDED, HOWEVER, that if Parent has not obtained $30 million in funding specifically allocated for purposes of consummating the transactions contemplated hereby (the "Funding"), the amount set forth in Section 5.13 hereof shall be increased by $100,000, and January 15, 1998 shall be substituted for December 31, 1997), unless another time or date is agreed to by the parties hereto, at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York. The date the Closing occurs is referred to as the "Closing Date." At the Closing, Parent shall, and the Company shall cause the Representative (as defined below) to execute the Escrow Agreement (as defined below).

          Section 1.03. EFFECTIVE TIME. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the parties shall cause a Certificate of Merger to be duly filed with the Secretary of State of Delaware as provided in the DGCL. The Merger shall become effective upon such filing, or such time as is agreed upon by the parties and specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          Section 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL.

          Section 1.05. CHARTER AND BY-LAWS. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the initial Certificate of Incorporation of the Surviving Corporation. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the initial by-laws of the Surviving Corporation. Such Certificate and by-laws shall comply with the requirements of Section 5.14 hereof.

          Section 1.06. DIRECTORS AND OFFICERS. The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation. The officers of Sub at the Effective Time shall be the initial officers of the Surviving Corporation.

                                  ARTICLE II
                   EFFECT OF THE MERGER ON THE STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          Section 2.01. EFFECT ON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Company or Sub:

          (a) CANCELLATION OF COMPANY-OWNED STOCK AND PARENT-OWNED STOCK. Each share of the capital stock of the Company that is owned by the Company or by Parent or any subsidiary of the Company or Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) CONVERSION OF COMMON STOCK OF SUB. Each issued and outstanding share of common stock of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (c)  CONVERSION OF COMPANY STOCK. Subject to the provisions of this
Section 2.01(c), the issued and outstanding shares of (x) common stock, par value $.005 per share (the "Company Common Shares"), of the Company and (y) preferred stock, par value $.01 per share (the "Company Preferred Shares" and, together with the Company Common Shares, the "Company Shares"), of the Company (other than Company Shares to be cancelled in accordance with Section 2.01(a) and Dissenting Shares, as defined below, if any) shall be converted into the right to receive Series I Preferred Stock of

Parent (the "Parent Preferred Shares") having the rights and preferences set forth on EXHIBIT A hereto (the "Merger Consideration"), in the amounts and allocated as set forth in EXHIBIT B.

          Notwithstanding anything in this Agreement to the contrary (but subject to the price adjustments explicitly set forth in this Article II), Parent will not be obligated to issue more than the Conversion Number (as defined below) of Parent Preferred Shares in respect of the capital stock of the Company or any options, warrants, rights, convertible securities or other instruments or obligations entitling the holders thereof to acquire capital stock of the Company (the "Company Options"), provided that, if there are Dissenting Shares, the amounts set forth in this paragraph shall be adjusted by decreasing the Conversion Number by the number of Parent Preferred Shares to which such Dissenting Shares would otherwise be entitled.

          As used herein, "Conversion Number" shall mean $94,534,000 (the "Stock Value") divided by (i) the price per share of Parent Common Shares sold to the public in the IPO, if the IPO has closed by the Effective Time,
(ii) if the IPO has not closed by the Effective Time, the mid-point of the pricing range, or the price, as the case may be, for the Parent Common Shares indicated in Parent's latest registration statement (including the latest amendment) relating to the IPO, as filed with the Securities and Exchange Commission, if such filing includes a price or pricing range, or (iii) if no filing range or price has been included in such registration statement or no such registration statement has been filed by Parent prior to the Effective Time, a price equal to $13.728. As used herein, the term "Offer Price" shall mean the price specified in clause (i), (ii) or (iii) of the preceding sentence, as the case may be, subject to adjustment as described below in this Article II.

          Parent shall have the right, in its sole discretion, to substitute cash in lieu of some or all of the Parent Preferred Shares to be issued at the Closing (valuing Parent Preferred Shares at the Offer Price) if (i) such substitution would not prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code or (ii) such amount of cash is at least $40,000,000 and no more than $50,000,000. Parent may exercise such rights by issuing a notice to the Company prior to the Effective Time. Any cash substituted as described in this paragraph shall be pro rata among the Stockholders (as defined below) and consistent with the allocations set forth in EXHIBIT B. The parties shall execute such documents as may be necessary to reflect the changes contemplated by this paragraph. Any cash substituted shall also be considered "Merger Consideration" and "Stock Value" for purposes of this Agreement.

          Notwithstanding anything in this Agreement to the contrary, if the IPO has closed prior the Effective Time, Parent Common Shares shall be issued in the Merger in lieu of Parent Preferred Shares and all references herein to Parent Preferred Shares shall be deemed references to Parent Common Shares, unless the context indicates otherwise. In the event of any split, combination or reclassification of any Parent Common Shares, extraordinary dividend in respect of Parent Common Shares or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for Parent Common Shares at any time during the period from the date hereof to the

Effective Time which is not otherwise reflected in the provisions hereof, including EXHIBIT A hereto, the Merger Consideration shall, subject to
Section 5.16 below, be appropriately adjusted.

          As of the Effective Time, all of the Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) certificates representing the number of whole Parent Preferred Shares into which such shares have been converted ("Parent Certificates"), (ii) certain dividends and other distributions in accordance with Section 2.02(c) and (iii) cash in lieu of fractional Parent Preferred Shares in accordance with Section 2.02(e), in each case without interest.

          Section 2.02. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and as shall be reasonably satisfactory to the Company (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Company Shares, for exchange in accordance with this Article II, through the Exchange Agent, Parent Certificates representing the number of whole Parent Preferred Shares issuable pursuant to Section 2.01(c) (such Parent Preferred Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional Parent Preferred Shares being hereinafter referred to as the "Exchange Fund").

          (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify, which form shall include, among other things, the provisions set forth in Exhibit 5.4 hereof) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing that number of whole Parent Preferred Shares which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.02(c) and cash in lieu of any fractional share in accordance with Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Shares which is not registered in the transfer records of the Company, a Parent Certificate representing the proper number of Parent Preferred Shares may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other nonincome taxes required by reason of the issuance of Parent Preferred Shares to a person other than the registered holder of such Certificate or establish to the satisfactio of Parent that such tax has been paid or is not applicable. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Preferred Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Preferred Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional Parent Preferred Shares shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of Parent Certificate representing whole Parent Preferred Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Preferred Shares and the amount of any cash payable in lieu of a fractional share of Parent Preferred Shares to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Parent Preferred Shares. Parent shall make available to the Exchange Agent cash for these purposes.

          (d) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY SHARES. All Parent Preferred Shares issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by the Company on such Company Shares which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e) NO FRACTIONAL SHARES. No Parent Certificates or scrip representing fractional Parent Preferred Shares shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu thereof, each holder who would have otherwise received a fractional share shall be entitled to an amount of cash equal to such fraction multiplied by the Offer Price.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional Parent Preferred Shares and any dividends or distributions with respect to Parent Preferred Shares.

          (g) NO LIABILITY. None of Parent, the Company, Sub or the Exchange Agent shall be liable to any person in respect of any Parent Preferred Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; PROVIDED, that such investment shall be held in the form of obligations of the United States government or any agency or instrumentality thereof, investment-grade obligations of United States corporations or obligations of banks or trust companies whose capital and surplus exceeds $100,000,000, in each case having remaining maturities of no greater than three months. Any interest and other income resulting from such investments shall be paid to Parent.

          (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on Parent Preferred Shares deliverable in respect thereof, pursuant to this Agreement.

          (j) RESTRICTIONS ON SHARES. Notwithstanding anything in this Agreement to the contrary, all Parent Preferred Shares or Parent Common Shares, as the case may be, that are issued pursuant to this Agreement shall be subject to the provisions of Exhibit 5.4 hereof, including the restrictions set forth in paragraphs 1, 3, 8, 9 and 10 of Exhibit 5.4. If Parent shall, in good faith and after consultation with outside counsel, believe that the issuance of Parent Shares to any holder of Company Shares or Company Options would not be in compliance with applicable law, including federal or state securities laws, due to such holder not meeting the criteria set forth under Rule 506(b)(2)(ii) under the Securities Act of 1933 or due to such holder not being an accredited investor (as defined in Rule 501 under the Securities Act) and the condition set forth in Rule 506(b)(2)(i) not being satisfied, then Parent shall have the right to take such steps as it, in good faith and after consultation with outside counsel, believes is necessary to comply with such Rules, including by issuing alternative consideration to such holder, so long as such steps would not prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

          Section 2.03. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time that are held by stockholders who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the Merger Consideration unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL, in which case such holders Dissenting Shares shall thereupon be converted into the Merger Consideration in accordance with this Article II, without any interest thereon.

          Section 2.04. PRE CLOSING ADJUSTMENT. (a) Not later than 14 days prior to the Closing (the "Estimation Date"), the Company shall deliver to Parent a schedule (the "Estimated Schedule"), containing the Company's reasonable, good faith estimates of the amounts set forth below. If Parent shall not dispute any item on the Estimated Schedule within 5 days of delivery, the Estimated Schedule shall be final and binding for purposes of this Section 2.04. If Parent shall dispute any item on the Estimated Schedule, Parent and the Company will endeavor to resolve such dispute promptly. If Parent and the Company do not resolve such dispute within 10 days of the delivery of the Estimated Schedule to Parent, and the aggregate amount of the matters with respect to which Parent and the Company are in dispute exceeds $1,000,000 (that is, that difference between Parent's and the Company's position exceeds $1,000,000), the matters in dispute shall thereupon be submitted to KPMG Peat Marwick LLP (the "Reviewing Accountants"), and such accounting firm shall be instructed to resolve the matters in dispute as promptly as practicable. In the event that the aggregate amount of the matters with respect to which Parent and the Company are in dispute is $1,000,000 or less and, as a result, such dispute is not submitted to the Reviewing Accountant, such amount of $1,000,000 or less shall not affect the Estimated Schedule delivered by the Company to Parent, but shall be resolved in accordance with Section 2.05 upon the determination of the Balance Sheet Schedule (as defined below). The decision of such accounting firm shall be final and binding for purposes of the Estimated Schedule. Parent, on the one hand, and the Company, on the other hand, shall each pay one-half of the fees and expenses of such accounting firm (the Company's portion of such fee being considered an "Expense," as defined in
Section 2.05(a) below) and shall cooperate, including by furnishing any information reasonably requested, with each other and such accounting firm in the resolution of any disputes. The Merger shall not be consummated until such dispute is resolved. The Stock Value shall be adjusted as follows based on the Estimated Schedule (as finally determined):

          (1) decreased by the amount of any liability or obligation of the Company or any of its subsidiaries for borrowed money which would be included in a balance sheet of the Company and its subsidiaries on a consolidated basis as of the end of the month preceding the Estimation Date as long-term liabilities, including the current maturities of long-term debt, long-term vendor debt and subordinated convertible debentures ("Debt"), estimated as of the end of the month preceding the Estimation Date,

          (2) increased by the excess, or decreased by the deficit, of Net Quick Assets, estimated as of the end of the month preceding the Estimation Date, compared to $2,701,000 (for purposes hereof "Net Quick Assets" shall mean the net of (x) cash and cash equivalents, restricted cash, short-term investments, accounts receivable net of allowance, inventories, prepaid expenses and other current assets, and expenditures specifically approved by Parent in writing less (y) short-term vendor debt, accounts payable, accrued liabilities and customer deposits, in each case of the Company and its subsidiaries on a consolidated basis),

          (3) decreased by the amount of Excess Expenses (as defined below), estimated as of Closing, and

          (4) increased by the difference between the amount paid by Parent pursuant to Section 5.13 hereof and $4.7 million (or $4.8 million if Parent has not obtained the Funding on or prior to December 31, 1997), to the extent that Parent is required to pay less than $4.7 million (or $4.8 million if Parent has not obtained the Funding on or prior to December 31, 1997) pursuant to Section 5.13 hereof.

          In addition to the foregoing adjustments, the Stock Value shall be decreased by the greater of (i) any decrease from October 31, 1997 in the exchange rate (based on the bid price as quoted in The Wall Street Journal on the date immediately preceding the date of determination) between the Brazilian Real and the U.S. Dollar in excess of 10% at the rate of $851,318 per 1% decrease that is in excess of 10% (amounts not equaling whole percentage points shall be prorated) and (ii) (A) if the average of the closing prices of the Bovespa Stock Index (as reported in Bloomberg) on the five consecutive trading days immediately preceding December 31, 1997 (the "Average Closing Price") is 9,000 or less, $10 million, (B) if the Average Closing Price is between 9,000 and 10,000, $10,000 for every point by which the Average Closing Price is less than 10,000 and greater than 9,000 or (C) if the Average Closing Price is 10,000 or greater, then $0 (the "Bovespa/Real Adjustment").

          If the Bovespa/Real Adjustment is less than $10 million, the difference between $10 million and the Bovespa/Real Adjustment (the "Bovespa/Real Escrow") shall be placed in escrow and paid to the Stockholders 10 days following the Closing, provided that, to the extent that the Escrow Fund would be less than $10 million, the Bovespa/Real Escrow will be reduced (but not below $0) until the Escrow Fund would be $10 million. The Stock Value paid at Closing shall be decreased by the amount of the

Bovespa/Real Escrow.

          Notwithstanding anything in this Agreement to the contrary, the Stock Value paid at Closing (not including any amounts delivered into escrow as provided by Sections 2.04 and 2.06) shall not be less than $50 million (the "$50 Million Requirement").

          Section 2.05. POST CLOSING ADJUSTMENT. (a) Parent shall cause to be prepared a schedule (the "Balance Sheet Schedule") of the following items as of the Effective Time. The Balance Sheet Schedule shall be computed using a balance sheet that has been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), applied on a basis consistent with the Company's June 30, 1997 audited balance sheet.

          (1) Debt,

          (2) Net Quick Assets,

          (3) any expenses of the Company or its subsidiaries in connection with this Agreement, including the negotiation of this Agreement, the consummation of the transactions contemplated hereby and any monies owed to the Representative (as defined below), which were unaccrued and unpaid by the Company or any subsidiary of the Company, as of the Effective Time (it being understood that no payables for expenses incurred by the Company and its subsidiaries in connection with this Agreement and the transactions contemplated hereby shall be accrued on any balance sheet of the Company or any of its subsidiaries),

          (4) any severance (or similar) obligations of the Company or any of its subsidiaries unaccrued and unpaid as of the Effective Time owed to any officer, director or employee of the Company or its subsidiaries as a result of the consummation of the transactions contemplated by this Agreement, including as contemplated by Schedule 3.19(a) hereof, plus any amounts paid in connection with the execution or effectiveness of the Non-Competition Agreement (such amount, plus the amount in (3), the "Expenses," and the excess of Expenses over $4.7 million (or $4.8 million if Parent has not obtained the Funding on or prior to December 31, 1997), the "Excess Expenses").

          (b) Within 90 days of the Closing, Parent shall submit the Balance Sheet Schedule to George Billings (or if he declines or is unable to do so, such person as designated by the Board of Directors of the Company, or, subsequent to the Merger, a majority of the persons who comprise such Board immediately prior to the Merger), as representative (the "Representative") of the stockholders of the Company (the "Stockholders"). If the Representative shall not dispute any item on the Balance Sheet Schedule within 15 days of delivery, the Balance Sheet Schedule shall be final and binding. If within such 15-day period, the Representative shall dispute any item on the Balance Sheet Schedule, Parent and the Representative will endeavor to resolve such dispute. If Parent and the Representative do not resolve any such dispute within 15 days of the commencement of such dispute, the matter in dispute shall thereupon be submitted to the Reviewing Accountants, and such accounting firm shall be instructed to resolve the matters in dispute as promptly as practicable.

          (c) Within 95 days of the Closing, Parent shall submit to the Representative a schedule (the "Active Subscriber Schedule") showing the number of Active Subscribers (as defined in Section 3.15 hereof) as of Closing. If the Representative shall not dispute any item on the such schedule within 15 days of delivery, such schedule shall be final and binding. If within such 15-day period, the Representative shall dispute any item on such schedule, Parent and the Representative will endeavor to resolve such dispute. If Parent and the Representative do not resolve any such dispute within 15 days of the commencement of such dispute, the matter in dispute shall thereupon be submitted to the Reviewing Accountants, and such accounting firm shall be instructed to resolve the matters in dispute as promptly as practicable. The "Active Subscriber Adjustment" shall equal $600 multiplied by the decrease in the number of Active Subscribers from June 30, 1997 through the Effective Time if and solely to the extent such decrease is greater than an average of 1.25% per month compared to the number of Active Subscribers as of June 30, 1997.

          (d) Parent shall cause to be prepared one or more "Channel Schedules." Each Channel Schedule shall (A) set forth a list of (x) Channels (as defined in Section 3.15(a) hereof) that are set forth on EXHIBIT D which are not Good and Deliverable on or prior to the one-year anniversary of the Effective Time (the "First Anniversary") as a result of acts or omissions by the Company or any of its subsidiaries on or prior to the Effective Time (and not resulting from acts or omissions by Parent or any other entity following the Effective Time) and (y) any Channels that are not set forth on EXHIBIT D which were not Good and Deliverable as of the Effective Time and the diminution in value (the "Value") resulting from such Channel not being Good and Deliverable and (B) specify in reasonable detail the basis for Parent's determination that the Channels are not Good and Deliverable, why (in the case of clause (A)(x) above) such failure to be Good and Deliverable is the result of acts or omissions by the Company or any of its subsidiaries on or prior to the Closing Date and the basis (in the case of clause (A)(y) above) of the determination of the diminution in value with respect to any such Channel; PROVIDED, HOWEVER, that nothing in this clause (B) shall act as an estoppel on Parent's claim that any Channel is not Good and Deliverable or the reasons therefor or prevent Parent from amending the Channel Schedule. The term "Good and Deliverable" means that the Channel is capable of being used in the manner intended in the original grant relating to the License applicable to such Channel. At any time prior to 15 days prior to the First Anniversary, Parent may submit a Channel Schedule to the Representative. If the Representative shall not dispute any item on any Channel Schedule within 15 days of delivery, such Channel Schedules shall be final and binding (subject to Parent's right to submit a revised Channel Schedule prior to the First Anniversary; PROVIDED, that Parent may not revise the Value ascribed to a particular Channel set forth on a Channel Schedule once such Channel Schedule has become final and binding). If within such 15-day period, the Representative shall dispute any item on any Channel Schedule, Parent and the Representative will endeavor to resolve such dispute. If Parent and the Representative do not resolve any such dispute within 15 days of the commencement of such dispute, the matter in dispute shall thereupon be submitted to the

Reviewing Accountants, and such accounting firm shall be instructed to resolve the matters in dispute as promptly as practicable.

          (e) The decisions of the Reviewing Accountants shall be final and binding. Parent, on the one hand, and the Representative, on behalf of the Stockholders, on the other hand, shall each pay one-half of the fees and expenses of such accounting firm and shall cooperate, including by furnishing any information reasonably requested, with each other and such accounting firm in the resolution of any disputes.

          Section 2.06. ESCROW FUND. (a) Parent Preferred Shares having a value of the lesser of (i) $10 million and (ii) the Stock Value minus $50 million (such Parent Preferred Shares being the "Escrow Fund") shall be withheld from the amounts issued to the Company's stockholders and holders of Company Options as of the Effective Time, in the amounts and allocated as set forth on EXHIBIT B, and shall instead be delivered to an escrow agent pursuant to an escrow agreement substantially in the form of EXHIBIT C hereto (the "Escrow Agreement").

          (b) Notwithstanding Section 2.06(a), Parent Preferred Shares having a value equal to any amounts in respect of the Bovespa/Real Adjustment and the estimated Balance Sheet Adjustment which would have been paid to Parent but for the $50 Million Requirement will be delivered to Parent rather than being placed in Escrow as part of the Escrow Fund.

          (c) If Net Quick Assets on the Balance Sheet Schedule minus Net Quick Assets on the Estimated Schedule is a negative number, Parent Preferred Shares having an absolute value of such amount shall be released from the Escrow Fund to Parent. If Net Quick Assets on the Balance Sheet Schedule minus Net Quick Assets on the Estimated Schedule is a positive number, Parent Preferred Shares having an absolute value of such amount shall be issued by Parent and subject to the last sentence of the clause (c), shall be delivered to the Representative. Such releases shall occur promptly following the final determination of the Balance Sheet Schedule. Notwithstanding the foregoing, shares of Parent Preferred Shares shall be delivered to the Representative pursuant to this subparagraph only to the extent that Parent Preferred Shares having a value of $10 million remain in the Escrow Fund.

          (d) If Debt plus Excess Expenses on the Balance Sheet Schedule minus Debt plus Excess Expenses on the Estimated Schedule is a positive number, Parent Preferred Shares having a value of such amount shall be released from the Escrow Fund to Parent. If Debt plus Excess Expenses on the Balance Sheet Schedule minus Debt plus Excess Expenses on the Estimated
Schedule is a negative number, Parent Preferred Shares having an absolute value of such amount shall be issued by Parent and, subject to the last sentence of this clause (d), shall be delivered to the Representative. Such release shall occur promptly following the final determination of the Balance Sheet Schedule. Notwithstanding the foregoing, shares of Parent Preferred Shares shall be delivered to the Representative pursuant to this subparagraph only to the extent that Parent Preferred Shares having a value of $10 million remain in the Escrow Fund.

     (e) Parent Preferred Shares having a value equal to the amount of the Active Subscriber Adjustment shall be released from the Escrow Fund to Parent promptly following the final determination of the Active Subscriber Adjustment.

     (f) To the extent (x) any Channel set forth in EXHIBIT D is determined pursuant to a Channel Schedule not to be Good and Deliverable at any time prior to the First Anniversary as a result of acts or omissions by the Company or any of its subsidiaries on or prior to the Effective Time (and not resulting from acts or omissions by Parent or any other entity following the Effective Time), Parent Preferred Shares having a value equal to the value of all such Channels, determined using the values set forth on EXHIBIT D, shall be released from the Escrow Fund to Parent and (y) any other Channel set forth in Section 3.15(a) of the Company Disclosure Schedule is determined pursuant to the Channel Schedule not to be Good and Deliverable as of the Effective Time, Parent Preferred Shares having a value of equal to the value of all such Channels shall be released from the Escrow Fund to Parent. Such release shall occur promptly following the final determination of a Channel Schedule; PROVIDED, that any determination of a Good and Deliverable Channel under this Section 2.06 and a release from the Escrow Fund in respect therefor shall supersede any claim for indemnification with respect to such Channel made for a breach of the representation contained in the second sentence of Section 3.15(a) hereof or any similar claim regarding the diminution in value of such Channel.

     (g) The balance of the Escrow Fund will be held until the later of the First Anniversary and the resolution of any claims (i) pending as of the First Anniversary pursuant to Section 8.01 hereof or (ii) alleging an adjustment in respect of the matters contemplated by this Section 2.06, provided that any undisputed amounts shall be released to the Representative on the First Anniversary.

     (h) For purposes of this Section 2.06, Parent Preferred Shares shall be valued at the Offer Price. To the extent other consideration has been deposited in the Escrow Fund, references to Parent Preferred Shares shall include references to such other consideration.

     Section 2.07. COMPANY OPTIONS. Each Company Option shall, as of the Effective Time, become the right solely to acquire Parent Preferred Shares or cash, as set forth on EXHIBIT B, or shall be cancelled without consideration.
 The Company shall use commercially reasonable efforts to take any actions which are necessary so that, following the Effective Time, no Company Option or other agreement or instrument shall entitle any person (other than Parent and its affiliates) to acquire any securities of the Company or Parent.

                              ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution hereof (items disclosed in one section of such schedule shall apply to all other sections unless the context indicates otherwise) (the "Company

Disclosure Schedule") and except for the execution or performance of a contract or agreement explicitly permitted under Section 5.01 hereof (which shall not be deemed to be a breach of the representations and warranties reasonably related to such action contained in Sections 3.12(c) or (d), 3.18 or 3.19 of this Article III, provided such action is taken in a reasonable manner), the Company represents and warrants to Parent that, as of the date hereof and as of the Effective Time (excluding those representations which speak as of a specific date, which shall speak as of such specific date):

     Section 3.01. ORGANIZATION. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a Material Adverse Effect on the Company. As used herein with respect to an entity, "Material Adverse Effect" shall mean an event, change or effect which has had, or is reasonably likely to have, a material adverse effect on the financial condition, assets, results of operations or business of that entity and its subsidiaries taken as a whole. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of its and its subsidiaries certificate of incorporation, and bylaws, or similar organizational documents.

     Section 3.02. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 35,000,000 Company Common Shares, of which 2,836,941 shares are issued and outstanding as of the date of this Agreement, and 37,528,880 shares of Company Preferred Shares; 5,600,000 shares of which have been designated "Series A Preferred," all of which are issued and outstanding as of the date of this Agreement; 4,000,000 shares of which have been designated "Series B Preferred," of which 3,436,663 are issued and outstanding as of the date of this Agreement; 5,849,851 shares of which have been designated "Series C Preferred," of which 5,369,438 are issued and outstanding as of the date of this Agreement; 9,386,666 shares of which have been designated Series D Preferred, of which 3,007,312 are issued and outstanding as of the date of this Agreement; 6,666,666 shares of which have been designated Series D-1 Preferred, none of which are issued and outstanding as of the date of this Agreement, 2,772,642 shares of which have been designated "Series E Preferred", none of which are issued and outstanding as of the date of this Agreement, and 2,772,642 shares of which have been designated "Series F Preferred", none of which are issued and outstanding as of the date of this Agreement. The Company has reserved no more than (a) 480,413 shares of Series C Preferred for issuance upon exercise of outstanding warrants to purchase Series C Preferred (the "Series C Warrants"), (b) 3,727,312 shares of Series D Preferred for issuance upon exercise of outstanding warrants to purchase Series D Preferred (the "Series D Warrants"), (c) 2,772,642 shares of Series E Preferred for issuance upon conversion of convertible subordinated notes issued to BT Foreign

Investment Corporation and entities affiliated with Dillon, Read & Co. Inc.,
(d) 2,772,642 shares of Series F Preferred for issuance upon conversion of the Series E Preferred and (e) 1,750,000 Company Common Shares for issuance to employees, consultants or directors pursuant to its 1994 Stock Option Plan, of which options to purchase 1,112,500 Company Common Shares are currently issued and unexercised. A true and correct list of all Stockholders as well as a true and correct list of Company Options as of the date of this Agreement, including the shares issuable pursuant thereto, the exercise or conversion price and the holder, is set forth in Section 3.2(a) of the Company Disclosure Schedule. All the outstanding shares of the Company's capital stock are, and all Company Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, (i) there are no shares of capital stock of the Company authorized, issued or outstanding as of the date of the Agreement and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, pre-emptive right, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding obligations of the Company or any of its subsidiaries to vote or to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, or any subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity. Other than Company Shares, no securities of the Company have the right to vote. The Company has delivered to Parent true and complete copies of all instruments governing or defining rights under the Company Shares and the Company Options. Following the Effective Time, no Company Option or other agreement or instrument granted by the Company or any subsidiary shall entitle any person (other than Parent and its affiliates) to acquire any securities of the Company or Parent, other than Parent Preferred Shares pursuant to the terms of this Agreement.

     (b) All of the outstanding shares of capital stock of each of the Company's subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its subsidiaries free and clear of all liens, security interest, charges, claims or encumbrances. Except as set forth in Section 3.2 of the Company Disclosure Schedule, the Company does not, directly or indirectly, have any equity or ownership interest in any business.

     Section 3.03.  AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION.
(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action and, except for obtaining the approval of its stockholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of the holders of not less than 75% of the outstanding Company Shares, voting together as a single class, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     (b) The provisions of Section 203 of the DGCL will not apply to the transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or the other transactions contemplated hereby.

     Section 3.04. CONSENTS AND APPROVALS; NO VIOLATIONS. (a) Except for the filings set forth on Section 3.4 the Company Disclosure Schedule and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934 (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the by-laws (or similar organizational instrument) of the Company or of any of its subsidiaries, (ii) as of the date of this Agreement require any filing with, or permit, authorization, consent or approval of, any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") or any other person or entity,
(iii) as of the date of this Agreement result in a violation, conflict with or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration), result in the termination in or a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligation pursuant to, result in the creation of any lien, security interest, charge, claim or encumbrance upon any of the material properties of the Company or its subsidiaries under, or result in being declared void, voidable or without further binding effect any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, permit, deed of trust agreement or other instrument or commitment obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (iv) as of the date of this Agreement violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, in the aggregate, have a Material Adverse Effect on the Company.

     (b) The Company has delivered to Parent true and complete copies of the BT Note and the OPIC Note (as defined in Section 3.4(b) of the Company Disclosure Schedule), including all amendments, waivers and other agreements or understandings with respect thereto. Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, no event has occurred which has or would result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration), result in the termination in or a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligation pursuant to, result in the creation of any lien, security interest, charge, claim or encumbrance upon any of the material properties of the Company or its subsidiaries under, or result in being declared void, voidable or without further binding effect any of the terms, conditions or provisions of, the BT Note or the OPIC Note.

     Section 3.05. FINANCIAL STATEMENTS. The Company has delivered to Parent true and correct copies of its audited consolidated balance sheet as of June 30, 1997 and related consolidated statements of operations, stockholder's equity and cash flows for the period ending June 30, 1997 and its unaudited consolidated balance sheet as of September 30, 1997 and related consolidated statements of operations, stockholder's equity and cash flows for the three month period ending September 30, 1997 (the "Company Financial Statements"). The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated subsidiaries as of the respective dates thereof, subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnotes.

     Section 3.06.  ABSENCE OF CERTAIN CHANGES.  Except as disclosed in
Section 3.6 of the Company Disclosure Schedule, since June 30, 1997, (i) as of the date of this Agreement, the Company and its subsidiaries have conducted their respective businesses only in the ordinary and usual course, consistent with past practice, (ii) as of this date of the Agreement, neither the Company nor any of its subsidiaries have taken any of the actions contemplated by Section 5.01 hereof and (iii) as of the date of this Agreement, there have not occurred any events, changes or effects which have had or which are reasonably likely to have, in the aggregate, a Material Adverse Effect on the Company.

     Section 3.07. NO UNDISCLOSED LIABILITIES. Except (a) as disclosed in the Company Financial Statements and (b) for liabilities and obligations (x) incurred pursuant to the terms of this Agreement or (y) as set forth in Section
3.7 of the Company Disclosure Schedule, since June 30, 1997, neither the Company nor any of its subsidiaries has through the date of this Agreement incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown that have a Material Adverse Effect on the Company, or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto).

     Section 3.08. LITIGATION. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, (x) there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company and its subsidiaries, threatened against the Company or any of its subsidiaries that would have a Material Adverse Effect on the Company and (y) neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that would have a Material Adverse Effect on the Company.

     Section 3.09. NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, the business of the Company and each of its subsidiaries is not being conducted in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws (or similar organizational instrument), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its subsidiaries, excluding from the foregoing clauses (ii) and (iii), defaults or violations which would not, in the aggregate, have a Material Adverse Effect on the Company.

     Section 3.10. INTELLECTUAL PROPERTY. The Company and its subsidiaries own, or are licensed or otherwise have the rights to use all patents, trademarks, trade names, service marks, copyrights, technology, trade secrets, licenses, know-how, processes and other intellectual property rights (collectively, "Intellectual Property Rights") material to or necessary for the conduct of their businesses as presently conducted. All such Intellectual Property Rights are set forth in Section 3.10 of the Company Disclosure Schedule, including all related licenses and registrations and applications, as well as summary descriptions thereof. To the Company's and its subsidiaries' best knowledge, the use by the Company or any of its subsidiaries of all Intellectual Property Rights does not infringe on the rights of any person. To the Company's and its subsidiaries' best knowledge, no third person is infringing on the Intellectual Property Rights of the Company or any of its subsidiaries.

     Section 3.11. TAXES. (a) For purposes of this Agreement: "Taxes" means all taxes, charges, fees, social contributions, levies or other assessments, including, without limitation, income, gross receipts, employment, excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, and social security payments, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof. "Taxable Period" means any taxable year or any other period that is treated as a taxable year with respect to such other period, (e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule or regulation. "Tax Return" means any report, return, election, notice or other information required to be supplied to a taxing authority in connection with Taxes.

     (b) Except as set forth in Section 3.11 of the Company Disclosure Schedule, all Tax Returns required to be filed with respect to the Company and each of its subsidiaries for all Taxable Periods ending on or before the date hereof have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct and complete in all material respects and (iii) reflect the liability for Taxes of the Company and each of its subsidiaries. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against the Company and each of its subsidiaries relating to any such Tax Return, have been paid when due.
No adjustment relating to any such Tax Return has been proposed or threatened formally or informally by any taxing authority and no basis exists for any such adjustment. The Company and each of its subsidiaries have made (or there has been made on their behalf) all required current estimated Tax payments sufficient to avoid any underpayment penalties. The Company and each of its subsidiaries have (i) timely paid or caused to be paid all Taxes that are or were due on or prior to the date hereof, whether or not shown (or required to be shown) on a Tax Return, and (ii) provided a sufficient reserve for the payment of all Taxes not yet due and payable, on the Company Financial Statements for the period ended June 30, 1997. The Company and each of its subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required. No material claim has ever been made by any taxing authority with espect to the Company or any of its subsidiaries in a jurisdiction where the Company and/or any such subsidiary, as the case may be, does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has agreed or is required to include in income or make any material adjustment under either Code section 481(a) or Code section 482 (or an analogous provision of state, local or foreign law) by reason of a change in accounting or otherwise. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement (other than this Agreement) to share Taxes with respect to any Taxable Period. There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any subsidiary thereof by reason of Code section 280G. No indebtedness of the Company or any of its subsidiaries constitutes "corporate acquisition indebtedness" within the meaning of Code section 279.

     Section 3.12.  EMPLOYEE BENEFIT PLANS.

     (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance, bonus, severance, stock option, stock purchase, and other employee benefit plans, programs or arrangements (oral or written), including, without limitation, any such plan or arrangement that is an "employee benefit plan", as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974 (a "Company Plan"), as amended ("ERISA"), maintained or contributed to by the Company or by any trade or business (an "ERISA Affiliate") that together with the Company would be deemed a "single employer" within the meaning of section 4001(a)(14) of ERISA. With respect to each Company Plan, the Company has heretofore delivered to Parent true and complete copies of
(i) the Company Plan (including all amendments thereto), (ii) the annual reports and actuarial reports for the last two years and (iii) any trust or other funding agreement relating thereto (including all amendments to any such document) and the latest financial statements thereof.

     (b) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate and no condition exists that presents a material risk of incurring any such liability. No prohibited transaction, as described in section 406 of ERISA, has occurred with respect to any Company Plan and no tax has been imposed pursuant to section 4975 or 4976 of the Code. Full payment has been made of all amounts which the Company or any ERISA Affiliate is required to pay each Company Plan and no Company Plan has incurred any "accumulated funding deficiency" (as defined in section 412 of the Code), whether or not waived. Each Company Plan has been operated and administered in accordance with its terms and applicable law, there are no pending, or to the knowledge of the Company and its subsidiaries, threatened or anticipated claims with respect to any Company Plan (other than routine claims for benefits) and no Company Plan is "qualified" under section 401(a) of the Code. No Company Plan provides benefits with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service.

     (c) Section 3.12(c) of the Company Disclosure Schedule contains an accurate and complete list of all employment, compensation, consulting, benefit and severance plans, agreements, arrangements or understandings between the Company or any of its subsidiaries, on the one hand, and any directors or officers of the Company or of any of its subsidiaries, on the other hand.

     (d) Except as disclosed in Section 3.12(d) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any current or former director, officer or employee of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment,
(ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee or (iii) increase the benefits or other rights of any such director, officer or employee under any Company Plan, or create a funding obligation under any Company Plan.

     (e) The Company and its subsidiaries do not have any obligation to provide healthcare coverage to any of their employees following termination of employment.

     Section 3.13. ENVIRONMENTAL MATTERS. Except as would not, in the aggregate, have a Material Adverse Effect on the Company, (i) the Company and its subsidiaries comply, and the Company, its subsidiaries, and their respective predecessors at all times during their existence have complied with all applicable Environmental Laws; (ii) as of the date of this Agreement, none of the Company, any of its subsidiaries, or any of their respective predecessors has received any notice, demand, letter, claim or request for information alleging that the Company, any of its subsidiaries, or any of their respective predecessors may be in violation of or liable under any Environmental Law, and none of the Company, any of its subsidiaries, or any of their respective predecessors is subject to any agreement, order or decree involving liability under any Environmental Law;
(iii) to the knowledge of the Company and its subsidiaries, there are no Hazardous Substances located on the properties currently or formerly owned or operated by the Company, any of its subsidiaries, or any of their respective predecessors (including soil, groundwater and surface features and buildings and structures thereon) (the "Company Properties") the existence of which would give rise to liability under Environmental Law, and none of the Company Properties contain, or has contained, any underground improvements, including, but not limited to, treatment or storage tanks, pumps, gas or oil wells, or associated piping; (iv) to the knowledge of the Company and its subsidiaries, no Hazardous Substance has been disposed of or released at, to or from any of the Company Properties; (v) to the knowledge of the Company and its subsidiaries, neither the Company nor any of its subsidiaries is subject to liability for off-site disposal of or contamination by any Hazardous Substance; (vi) to the knowledge of the Company and its subsidiaries, there are no circumstances or conditions involving the Company, any of its subsidiaries, or any of their respective predecessors that would reasonably be expected to result in any claims, liability, investigations, costs or losses, or any restrictions on the ownership, use or transfer of any Company Property pursuant to any Environmental Law.

     As used herein, "Environmental Law" means and federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to pollution, contamination, wastes, hazardous materials or the protection of the environment, human health or safety; and "Hazardous Substance" means any substance that is listed, classified under or regulated by any governmental authority pursuant to any Environmental Law, including, without limitation, any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

     Section 3.14. TAX FREE REORGANIZATION. As of the date of this Agreement, neither the Company nor any of its subsidiaries has taken any action or failed to take any action, or has knowledge of any fact or circumstance, which would prevent the Merger constituting as a reorganization within the meaning of Section 368(a) of the Code.

     Section 3.15. REGULATORY MATTERS; PERMITS AND LICENSES. (a) Set forth in Section 3.15(a) of the Company Disclosure Schedule is a true and complete list, as of the date of this Agreement, of all (i) Specialized Mobile Radio and telecommunications licenses, permits, franchises and authorizations and all consents, certificates of compliance and approvals applicable thereto ("Licenses") assigned and reserved by the Company and its subsidiaries and (ii) authorized Specialized Mobile Radio Channels ("Channels"). All Licenses and Channels are as of the date hereof, and as of the Closing will be Good and Deliverable.

     (b) Except as set forth in Section 3.15 of the Company Disclosure Schedule, (i) the Company and its subsidiaries are in compliance with all material requirements of all Governmental Entities concerning all Licenses, including build-out and loading requirements, and (ii) none of the Licenses is subject to any right of first refusal, option or other such right or obligation with respect to the acquisition or disposition of such Licenses (or interests therein), including, without limitation, entitlement to acquire additional ownership interests, which may affect the ownership interests of the Company or any of its subsidiaries other than immaterial liens arising by operation of law.

     (c) Set forth in Section 3.15(c) of the Company Disclosure Schedule is a list, as of the date of this Agreement, of all Channels held directly or indirectly by the Company or its subsidiaries and, with respect to each such Channel (1) its location, (2) its number, (3) the dates of grant and expiration of the relevant License, (4) any extension or renewal periods or requests therefor for the relevant License, and the status thereof, (5) any required loading dates, and the status thereof, and (6) the nature of any frequency interference with the use of such Channel. Section 3.15(c) of the Company Disclosure Schedule includes a list of the number of active subscribers whose payments owed to the Company or its subsidiaries are not more than ninety days past due (such subscribers, the "Active Subscribers"), using Channels as of June 30, 1997 and as of the date of the close of the most recent accounting cycle. Except as listed in Section 3.15(c) of the Company Disclosure Schedule, the Company and its subsidiaries have no other interests, direct or indirect, contingent or pending, in frequencies capable of being used for SMR service.

     (d) The Company and its subsidiaries have paid all material franchise, license and other fees and charges imposed by any Governmental Entity which have become due and payable in respect of the business of the Company and its subsidiaries and has made appropriate provision in the Company Financial Statements as is required by GAAP for any such fees and charges which were accrued and unpaid on the date of such Company Financial Statements. Neither the Company nor any of its subsidiaries is in arrears for any payments due and owing to any Governmental Entities or other persons with respect to its Licenses, whether payment is being made pursuant to an installment payment plan or otherwise. There are no outstanding material orders issued by any Governmental Entities with respect to any of the Company's or its subsidiaries' Licenses.

     (e) The Company and its subsidiaries have all required regulatory approval for all current tariffs. None of the Company's or any of its subsidiaries' current tariffs are subject to an accounting order or, to the knowledge of the Company and its subsidiaries, subject to investigation by any Governmental Entity. There are no complaints or proposed tariff modifications regarding the Company's or its subsidiaries' current tariffs pending at any Governmental Entity.

     (f) The consummation of the transactions contemplated hereby will not require the consent of any Governmental Entity or to the knowledge of the Company and its subsidiaries result in the loss or modification of, or the imposition of any restriction on any License.

     (g) The Company has taken all of the actions set forth in the column entitled "RMD Proposed Action" of EXHIBIT D.

     Section 3.16.  TRANSACTIONS WITH AFFILIATES.  Except as set forth in
Section 3.16 of the Company Disclosure Schedule, no present or former officer, director, stockholder or other affiliate of the Company or any of its subsidiaries has (i) any material interest in the assets, properties or rights used in the business of the Company or its subsidiaries (other than solely through the ownership of Company Shares or Company Options), (ii) any material contract, arrangement, agreement or understanding with the Company or its subsidiaries or (iii) engaged in any material transactions with the Company since June 30, 1997.

     Section 3.17. ASSETS NECESSARY TO THE BUSINESS. As of the date of this Agreement, other than with respect to Channels, the assets, properties and rights of the Company and its subsidiaries include all assets, properties and rights used in, or necessary for, the business of the Company and its subsidiaries, all such assets and properties are in good condition and repair, ordinary wear and tear excepted, and, except as set forth in Section
3.17 of the Company Disclosure Schedule, are held by the Company or its subsidiaries free and clear of any liens, security interests, charges claims or encumbrances.

     Section 3.18. MATERIAL CONTRACTS. Section 3.18 of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of each contract, instrument or other agreement which is material to the Company and its subsidiaries. All material contracts, instruments and agreements to which the Company or any of its subsidiaries is a party are valid and binding obligations of the parties thereto, enforceable in accordance with their terms, the Company or its subsidiary is not in default thereunder and, to the best knowledge of the Company, as of the date of this Agreement, the other party or parties thereto are not in default thereunder. The Company has made available to Parent true and complete copies of each such contract, instrument or agreement.

     Section 3.19. LABOR MATTERS. There are no material disputes, employee grievances, disciplinary actions or legal actions pending or threatened between the Company or any of its subsidiaries and any of their respective employees or independent contractors and no claims under U.S. federal, state, local or any foreign law. Each of the Company and its subsidiaries has complied in all material respects with all provisions of all U.S. federal, state, local or any foreign law relating to the employment of labor and have no liability for any arrears of wages, social security payments or taxes or penalties for failure to comply with any such laws, including but not limited to in connection with work performed by independent contractors. To the Company's and its subsidiaries' knowledge, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any of the employees of the Company and its subsidiaries.

     Except as specifically set forth in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any:

     (a) management, employment or other contract providing for the employment or rendition of executive services;

     (b) employment contract that is not terminable without penalty by the Company or any of its subsidiaries on 30 days notice;

     (c) bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement;

     (d) collective bargaining agreement or other agreement with any labor union or other employee organization (and no such agreement is currently being requested by, or is under discussion by management with, any group of employees or others); or

     (e) other employment contract or other compensation agreement or arrangement, oral or written, affecting or relating to current or former employees of the Company or any of its subsidiaries.

     All such contracts and other agreements and arrangements set forth in
Section 3.19 of the Company Disclosure Schedule are valid and in full force and effect, each of the Company and each of its subsidiaries has performed all material obligations imposed upon it thereunder, and there are, under any of such contracts, agreements or arrangements, no defaults or events of default by the Company or any of its subsidiaries or, to the knowledge of the Company and its subsidiaries, any other party thereto that would have a Material Adverse Effect on the Company and its subsidiaries or would materially and adversely affect the relationship of the Company or any subsidiary of the Company with any employee of the Company or any subsidiary of the Company.

     Section 3.19(a) of the Company Disclosure Schedule lists all agreements, arrangements and understandings relating to employment, severance, termination pay or similar matters with any employee, officer, director, consultant or agent of the Company or any subsidiary which would be affected, including by the acceleration of payments, by the transactions contemplated hereby.

     Section 3.20. NO BROKERS. Neither the Company nor any of its subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or any of its subsidiaries to pay any finder's fees, advisors, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Company has retained Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

     Section 3.21. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated the date hereof, to the effect that, the Merger Consideration in the aggregate is fair, from a financial point of view, to the Stockholders.

     Section 3.22. REPRESENTATIONS. The representations and warranties of the Company set forth herein are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the representations and warranties set forth herein, in light of the circumstances under which they are made, not misleading.

     Section 3.23. INFORMATION DELIVERED TO STOCKHOLDERS. As of the date of delivery, the information delivered to the Stockholders for purposes of obtaining their approval of the Merger, this Agreement and the transactions contemplated hereby, other than information supplied by Parent in writing for inclusion therein, including a draft of Parent's registration statement on Form S-1 relating to the IPO (the "Draft S-1"), does not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                               ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as set forth on the disclosure schedule delivered by Parent to the Company prior to the execution hereof (items disclosed in one section of such schedule shall apply to all other sections unless the context indicates otherwise) (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company that, as of the date hereof and as of the Effective Time (excluding those representations which speak as of a specific date, which shall speak as of such specific date):

     Section 4.01. ORGANIZATION. Parent is, and at the Effective Time Sub will be, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and Parent has, and at the Effective Time Sub will have, all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, have a Material Adverse Effect on Parent. Parent is, and at the Effective Time Sub will be, duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a Material Adverse Effect on Parent. Parent has made available to the Company true and complete copies of its certificate of incorporation and bylaws.

     Section 4.02. CAPITALIZATION. (a) The authorized capital stock of the Parent consists, or will prior to the Effective Time consist, of (i) 50,000,000 shares of Preferred Stock, par value $0.01 per share, 1,200,000 of which shares have been designated Series A Preferred Stock, 933,200 of which are issued and outstanding; 1,229,240 of which shares have been designated Series B Preferred Stock, all of which are issued and outstanding; 2,460,000 of which shares have been designated Series C Preferred Stock, 1,762,280 of which are issued and outstanding; 5,800,000 of which shares have been designated Series D Preferred Stock, 3,661,636 of which are issued and outstanding; 3,972,240 of which shares have been designated Series E Preferred Stock, all of which are issued and outstanding; 7,000,000 of which shares have been designated Series F-1 Preferred Stock, 4,508,480 of which are issued and outstanding; 1,080,000 of which shares have been designated Series F-2 Preferred Stock, 848,000 of which are issued and outstanding; 1,928,000 of which shares have been designated Series G-1 Preferred Stock, none of which are issued or outstanding; 1,292,000 of which shares have been designated Series G-2 Preferred Stock, none of which are issued or outstanding; 5,072,000 of which shares have been designated Series H-1 Preferred Stock, none of which are issued or outstanding; 3,398,000 of which shares have been designated Series H-2 Preferred Stock, none of which are issued or outstanding; and 8,000,000 of which shares have been designated Series I Preferred Stock, some or all of which may be issued pursuant to the Merger and (ii) 70,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), 1,310,230 of which are issued and outstanding; and 6,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock;" together with the Class A Common Stock, the "Parent Common Shares"), none of which are issued and outstanding.
 All the outstanding shares of Parent's capital stock are, and all Parent Common Shares which may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except for
(i) the conversion privileges of the Preferred Stock, (ii) the rights of first refusal as set forth in Section 2.3 and 2.5 of the Sixth Amended and Restated Investors' Rights Agreement dated as of August 18, 1997 among Parent and the investors named therein, (iii) outstanding warrants to purchase 339,840 shares of Preferred Stock (iv) the Initial Warrants and Liquidity Warrants (as such terms are defined in the Exchange Agreement dated as of August 18, 1997 among Parent and the lenders named therein), (v) Warrants to purchase the number of shares of Class A Common Stock set forth in Section 4.02(v) of the Parent Disclosure Schedule, (vi) 3,064,262 Parent Common Shares issuable upon exercise of stock options granted to employees, consultants, officers, or directors of Parent, its subsidiairies or its affiliates, and (v) Preferred Shares issuable upon exchange of the Notes and the PWH Notes (as such terms are defined in the Loan Agreement dated August 18, 1997 among Parent and the Lenders named therein) to Parent's knowledge, as of the date of this Agreement, (i) there are no shares of capital stock of Parent authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Parent or Sub, obligating Parent or Sub to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, Parent or Sub or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or Sub to grant, extend or enter into any such option, warrant, call, pre-emptive right, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding obligations of Parent or Sub to vote or to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity. Other than capital stock, no securities of Parent have the right to vote.

     (b) At the Effective Time, the Parent Preferred Shares to be issued in the Merger will be duly authorized and, upon issuance in accordance with this Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights, and, assuming the accuracy of the information set forth in
Exhibit 5.4 with respect to each person who is to receive Parent Preferred Shares pursuant to this Agreement or the transactions contemplated hereby, issued in compliance with all applicable federal and state securities laws. The Parent Preferred Shares shall have the rights and preferences set forth in Exhibit A hereto. The memo attached hereto as EXHIBIT 4.02, as of the date of this Agreement, is true and correct in all material respects.

     Section 4.03. AUTHORIZATION; VALIDITY OF AGREEMENT; PARENT ACTION. Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action and, except for obtaining the approval of its stockholders and except as contemplated by Section 5.10 hereof, no other corporate action on the part of Parent is necessary to authorize the execution and delivery by Parent of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. No stockholder has any preemptive rights or rights of first refusal by reason of the issuance of the Parent Preferred Shares. The Parent Common Shares issuable upon conversion of the Parent Preferred Shares have been duly and validly reserved and are not subject to any preemptive rights or rights of first refusal and when issued, will be validly issued, fully paid and non-assessable.

     Section 4.04. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings set forth in Section 4.4 of the disclosure schedule delivered to the Company (the "Parent Disclosure Schedule") and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, and the DGCL, neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or the by-laws of Parent, (ii) as of the date of this Agreement, require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) as of the date of this Agreement, result in a violation, conflict with or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) result in the termination in or a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligation pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent under, or result in being declared void, voidable or without further binding effect any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets may be bound or (iv) as of the date of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent's properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     Section 4.05. SEC FILINGS; FINANCIAL STATEMENTS. (a) Since September 30, 1996, Parent has filed with the SEC all forms, reports and other documents (the "SEC Reports") required to be filed by it under the Securities Act of 1933 (the "Securities Act") and the Exchange Act and the rules and regulations thereunder. As of their respective dates or, if amended, the date of latest amendment, the SEC Reports (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder. The financial statements included in the SEC Reports have been prepared from, and are in accordance with, the books and records of Parent and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its consolidated subsidiaries as of the respective dates thereof, subject, in the case of unaudited statements, to normal recurring year-end adjustments and the absence of footnotes.

     (b) Except with respect to information relating to the Company and its subsidiaries or the transactions contemplated hereby, the Draft S-1 (a) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complies in all material respects with the Securities Act and the rules and regulations thereunder. It is understood that such Draft S-1 may be changed as a result of, among other things, comments from the SEC, market and other conditions, the passage of time and the occurrence of events, and that the fact of such change shall not, in itself, suggest that the Draft S-1 did not meet the standards set forth in the immediately preceding sentence.

     Section 4.06.  ABSENCE OF CERTAIN CHANGES.  Except as disclosed in
Section 4.6 of the Parent Disclosure Schedule or in the Draft S-1, since December 31, 1996, (i) as of the date of this Agreement, Parent has conducted it businesses only in the ordinary and usual course, consistent with past practice, (ii) as of the date of this Agreement, Parent has not taken any of the actions contemplated by Section 5.2 hereof and (iii) as of the date of this Agreement, there have not occurred any events, changes or effects which have had or which are reasonably likely to have, in the aggregate, a Material Adverse Effect on Parent.

     Section 4.07. NO UNDISCLOSED LIABILITIES. Except for liabilities and obligations (x) incurred pursuant to the terms of this Agreement or (y) as set forth in Section 4.7 of the Parent Disclosure Schedule or in the Draft S-1, since December 31, 1996, Parent has not through the date of this Agreement incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown that have a Material Adverse Effect on Parent, or would be required by GAAP to be reflected on a consolidated balance sheet of the Parent and its subsidiaries (including the notes thereto).

     Section 4.08. LITIGATION. Except as disclosed in Section 4.8 of the Parent Disclosure Schedule, (x) there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent that would have a Material Adverse Effect on Parent and (y) Parent is not subject to any outstanding order, writ, injunction, judgment or decree that could have a Material Adverse Effect on Parent.

     Section 4.09. NO DEFAULT; COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in Section 4.9 of the Parent Disclosure Schedule, the business of Parent is not being conducted in default or violation of any term, condition or provision of (i) its certificate of incorporation or by-laws, (ii) any of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its properties or assets may be bound or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Parent, excluding from the foregoing clauses (ii) and (iii), defaults or violations which would not, in the aggregate, have a Material Adverse Effect on Parent.

     Section 4.10. INTELLECTUAL PROPERTY. Parent and its subsidiaries and affiliates own or are licensed or otherwise have the rights to use all patents, trademarks, trade names, service marks copyrights, technology, trade secrets, licenses know-how, processes and other intellectual property rights material to or necessary for the conduct of its businesses as presently conducted (collectively, "Intellectual Property Rights") set forth in Section
4.10 of Parent Disclosure Schedule, including all related licenses and registrations and applications, as well as summary descriptions thereof. To Parent's best knowledge, the use by Parent, any of its subsidiaries or affiliates of all Intellectual Property Rights does not infringe on the rights of any person. To Parent's best knowledge, no third person is infringing on the Intellectual Property Rights of Parent.

     Section 4.11. TAXES. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, all Tax Returns required to be filed with respect to Parent for all Taxable Periods ending on or before the date hereof have been timely filed. All such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct and complete in all material respects and (iii) reflect the liability for Taxes of Parent. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against Parent with respect to such Tax Returns, have been paid when due. No adjustment relating to any such Tax Return has been proposed or threatened formally or informally by any taxing authority and no basis exists for any such adjustment. Parent has made (or there has been made on its behalf) all required current estimated Tax payments sufficient to avoid any underpayment penalties. Parent has (i) timely paid or caused to be paid all Taxes that are or were due on or prior to the date hereof, whether or not shown (or required to be shown) on a Tax Return, and (ii) provided a sufficient reserve for the payment of all Taxes not yet due and payable in the financial statements included in the SEC Reports. Parent has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required. No material claim has ever been made by any taxing authority with respect to Parent in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction. Except for liens for real and personal property Taxes that are not yet due and ayable, there are no liens for any Tax upon any asset of Parent. Parent has not agreed or is required to include in income or make any material adjustment under either Code section 481(a) or Code section 482 (or an analogous provision of state, local or foreign law) by reason of a change in accounting or otherwise. Except as disclosed in Section 4.11 of the Parent Disclosure Schedule, Parent is not a party to any agreement (other than this Agreement) to share Taxes with respect to any Taxable Period. There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Parent thereof by reason of Code section 280G. No indebtedness of Parent constitutes "corporate acquisition indebtedness" within the meaning of Code section 279.

     Section 4.12. EMPLOYEE BENEFIT PLANS. (a) Section 4.12(a) of the Parent Disclosure Schedule contains a true and complete list of all employee profit-sharing, incentive, deferred compensation, welfare, pension, retirement, group insurance, bonus, severance, stock option, stock purchase, and other employee benefit plans, programs or arrangements (oral or written), including, without limitation, any such plan or arrangement that is an "employee benefit plan", as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974 (a "Parent Plan"), as amended ("ERISA"), maintained or contributed to by Parent or by any trade or business (an "ERISA Affiliate") that together with Parent would be deemed a "single employer" within the meaning of section 4001(a)(14) of ERISA. With respect to each Parent Plan, Parent has heretofore delivered to the Company true and complete copies of (i) the Parent Plan (including all amendments thereto),
(ii) the annual reports and actuarial reports for the last two years and (iii) any trust or other funding agreement relating thereto (including all amendments to any such document) and the latest financial statements thereof.

     (b) No liability under Title IV of ERISA has been incurred by Parent or any ERISA Affiliate and no condition exists that presents a material risk of incurring any such liability. No prohibited transaction, as described in section 406 of ERISA, has occurred with respect to any Parent Plan and no tax has been imposed pursuant to section 4975 or 4976 of the Code. Full payment has been made of all amounts which Parent or any ERISA Affiliate is required to pay each Parent Plan and no Company Plan has incurred any "accumulated funding deficiency" (as defined in section 412 of the Code), whether or not waived. Each Parent Plan has been operated and administered in accordance with its terms and applicable law, there are no pending or, to the knowledge of Parent, threatened or anticipated claims with respect to any Parent Plan (other than routine claims for benefits) and each Parent Plan which is intended to be "qualified" under section 401(a) of the Code is so qualified. No Parent Plan provides benefits with respect to current or former employees of Parent or any ERISA Affiliate beyond their retirement or other termination of service.

     (c) Section 4.12(c) of the Parent Disclosure Schedule contains an accurate and complete list of all employment, compensation, consulting, benefit and severance plans, agreements, arrangements or understandings between Parent, on the one hand, and any directors or officers of Parent, on the other hand.

     (d) Except as disclosed in Section 4.12(d) of the Parent Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any current or former director, officer or employee of Parent or any ERISA Affiliate to severance pay, unemployment compensation or any other payment,
(ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee or (iii) increase the benefits or other rights of any such director, officer or employee under any Company Plan, or create a funding obligation under any Parent Plan.

     Section 4.13. ENVIRONMENTAL MATTERS. Except as would not, in the aggregate, have a Material Adverse Effect on Parent, (i) Parent complies, and Parent and its predecessors at all times during their existence have complied with all applicable Environmental Laws; (ii) as of the date of this Agreement, none of Parent or any of its predecessors has received any notice, demand, letter, claim or request for information alleging that Parent, or any of its predecessors may be in violation of or liable under any Environmental Law, and none of Parent or any of its predecessors is subject to any agreement, order or decree involving liability under any Environmental Law;
(iii) to the knowledge of Parent, there are no Hazardous Substances located on the properties currently or formerly owned or operated by Parent or any of its predecessors (including soil, groundwater and surface features and buildings and structures thereon) (the "Parent Properties") the existence of which would give rise to liability under Environmental Law, and none of the Parent Properties contain, or has contained, any underground improvements, including, but not limited to, treatment or storage tanks, pumps, gas or oil wells, or associated piping; (iv) to the knowledge of Parent, no Hazardous Substance has been disposed of or released at, to or from any of the Parent Properties; (v) to the knowledge of Parent, Parent is not subject to liability for off-site disposal of or contamination by any Hazardous Substance; (vi) to the knowledge of Parent, there are no circumstances or conditions involving Parent or any of its predecessors that would reasonably be expected to result in any claims, liability, investigations, costs or losses, or any restrictions on the ownership, use or transfer of any Parent Property pursuant to any Environmental Law.

     Section 4.14. TAX FREE REORGANIZATION. As of the date of this Agreement, neither Parent nor any of its subsidiaries has taken any action or failed to take any action, or has knowledge of any fact or circumstance, which would prevent the Merger constituting as a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.15. NO BROKERS. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained TD Securities (USA) Inc. as its financial advisor.

                                ARTICLE V
                         COVENANTS AND AGREEMENTS

     Section 5.01. INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iii) as agreed in writing by Parent (such consent in the case of clauses (a) - (c), (e) - (i), (k), (m) and (n) not to be unreasonably withheld, and provided that any debt, obligation or liability contemplated by clause (g) is immediately prepayable without cost), the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course, consistent with past practice, and, to the extent consistent therewith, each of the Company and its subsidiaries shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners and neither the Company nor any of its subsidiaries shall:

     (a) amend its certificate of incorporation or by-laws or similar organizational documents;

     (b) (i) declare, set aside or pay any dividend or other distribution with respect to its capital stock, (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock other than existing Company Options; (iii) issue, sell, pledge, dispose of or encumber any securities (or any rights to acquire such securities), other than Company Common Shares issued upon the exercise of Company Options outstanding on the date hereof in accordance with the terms of such Company Options as in effect on the date hereof or (iv) split, combine or reclassify its outstanding capital stock;

    (c) acquire or agree to acquire, any material assets or securities either by purchase, merger or otherwise;

    (d) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets or securities other than in the ordinary and usual course of business and consistent with past practice; or authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger);

    (e) (i) grant any increase in the compensation payable or to become payable to any of its executive officers or key employees, (ii)(A) adopt any new, or (B) amend or otherwise increase, or, except as required pursuant to agreements existing on the date hereof, accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement, (iii) enter into any employment or severance agreement with or, except in accordance with the existing written agreements, grant any severance or termination pay to any officer, director or employee other than if paid at Closing and deemed to be Expenses for purposes hereof or (iv) except in the ordinary course of business, consistent with past practice, increase the compensation or benefits of any employee;

    (f) modify, amend or terminate or enter into any material contract or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

    (g) (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; or (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); PROVIDED, that the Company may take action in the case of either subclause of this clause (g)(i) or (ii) without the consent of Parent so long as such items are prepayable at no cost to Parent;

    (h) change any of the accounting methods used by it unless required by GAAP;

    (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries and other than payments made in connection with this Agreement and the transactions contemplated hereby;

    (j) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber, directly or indirectly, any Channel or any interest in any SMR Channel listed in Section 3.15(c) of the Company Disclosure Schedule;

    (k) except as expressly contemplated by this Agreement, engage in any transactions with any stockholders or other affiliates of the Company or enter into any agreements with such stockholders or affiliates;

    (l) fail to take any required actions (consistent with applicable law) in order to maintain its Licenses, including, but not limited to, any build-out and loading requirements, filings or any requirements that payments be made. For purposes of this clause (l), "required" shall mean reasonably required in order to maintain such licenses, including as a result of any changes in law or regulation, industry practices, enforcement practices, notices from relevant Governmental Entities or otherwise;

    (m)  make any material election with respect to Taxes;

    (n) engage in any other material transaction, except as otherwise permitted under clause (f) of this Section 5.01; or

    (o) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize any of the foregoing.

          Section 5.02. INTERIM OPERATIONS OF PARENT. Parent covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 5.2 of the Parent Disclosure Schedule or (iii) as agreed in writing by the Company, the business of Parent shall be conducted only in the ordinary and usual course, consistent with past practice, and, to the extent consistent therewith, Parent shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners and Parent shall not:

    (a) amend its certificate of incorporation or by-laws or similar organizational documents;

    (b) (i) declare, set aside or pay any dividend or other distribution with respect its capital stock, (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or (iii) split, combine or reclassify its outstanding capital stock;

    (c) not take any action that would affect the rights of the Stockholders in a manner that is more adverse than the effect of such action on holders of Series B Preferred through Series E Preferred;

    (d) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Notwithstanding the foregoing, subject to Section 5.05(c), Parent and its subsidiaries may engage in any transactions they consider appropriate if such transactions are arm's length transactions with third parties or transactions in compliance with Parent's Indenture with Marine Midland, as trustee, as in effect on the date hereof.

          Section 5.03. INVESTIGATION. Each of the Company and Parent shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its and its subsidiaries' plants, properties, contracts, commitments, books, and records and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws, shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request and shall cooperate with one another to (i) produce all financial statements and other information necessary for Parent to comply with its reporting obligations under the Exchange Act or required by Parent to be included in any registration statement filed or to be filed by Parent with the SEC, the cost and expense of such production to be borne by the Company to the extent performed in accordance with past practice of the Company or required pursuant to agreements of the Company other than this Agreement (otherwise such cost and expense shall be borne by Parent), (ii) conduct an audit of the Company and its subsidiaries for the year ended December 31, 1997 (PROVIDED, that nothing contained herein shall obligate the Company to complete such audit prior to the Effective Time). The parties hereby agree that each of them will treat any such information in accordance with the Joint Non-Disclosure Agreement, dated as of February 7, 1997, between the Company and Parent (the "Confidentiality Agreement").

          Section 5.04. STOCKHOLDER AGREEMENTS; CONSULTING/NON-COMPETITION AGREEMENT. (a) The Company shall, prior to the Effective Time, deliver to Parent a list setting forth the names and addresses of all Stockholders. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable efforts to cause each Stockholder to execute a written agreement on or prior to the Effective Time, in substantially the form of EXHIBIT 5.4 hereto.

    (b) The Company shall cause the Chief Executive Officer to enter into a Consultant Agreement (the "Consultant Agreement") and a Non-Competition Agreement (the "Non-Competition Agreement") with Parent substantially in the forms of EXHIBITS E and F hereto.

          Section 5.05. FILINGS; OTHER ACTION. The Company and Parent shall each (a) promptly make the required filings and thereafter make any other required submissions under the HSR Act and any other filings with any Governmental Entity in connection with the Company's Licenses, (b) use reasonable best efforts to cooperate with one another in (i) determining whether any other filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, including obtaining the agreement of the holders of the OPIC Note to extend the period during which no default or event of default shall have occurred under such note until a date no earlier than 30 days after the Closing, and (iii) negotiating and executing employment agreements with certain key employees currently employed by the Company's subsidiaries as reasonably requested by Parent, (c) perform its covenants set forth herein and otherwise use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, and (d) not take any action which would adversely affect its ability to consummate the transactions contemplated hereby.

          Section 5.06. FURTHER ASSURANCES. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

          Section 5.07. NO SOLICITATION. From and after the date hereof, the Company will not, and shall use its reasonable best efforts not to permit any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing confidential or non-public information) any Takeover Proposal from any person, or engage in or continue discussions or negotiations relating thereto. The Company will promptly (but in no case later than 48 hours) notify Parent of the receipt of any Takeover Proposal, including the material terms and conditions thereof (and shall inform Parent within such time period of any material amendments to any such Takeover Proposal) and the identity of the person or group making such Takeover Proposal. As used in this Agreement, "Takeover Proposal" shall mean any bona fide proposal or offer (other than a proposal or offer by Parent or any of its subsidiaries) for a merger, consolidation or other business combination involving, or any purchase of at least 25% of the assets or voting securities of, the Company, or any similar transaction.

          Section 5.08. PUBLIC ANNOUNCEMENTS. The Company and Parent will consult with each other before issuing any press release relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

          Section 5.09. CERTIFICATE OF DESIGNATION. No later than immediately prior to the Effective Time, Parent shall file an Amended and Restated Certificate of Incorporation authorizing the issuance of the Parent Preferred Shares with the Delaware Secretary of State.

          Section 5.10. STOCKHOLDER APPROVAL. Parent shall promptly use its reasonable best efforts to take all action necessary to cause the holders of its stock to approve and adopt the merger, this agreement and the other transactions contemplated hereby within 21 days after the date hereof.

          Section 5.11. TAX COVENANTS. Notwithstanding any other provision of this Agreement, all transfer, documentary, sales, use, registration and other such Taxes (including, without limitation, all applicable real estate transfer or gains taxes and stock transfer Taxes), any penalties, interest and additions to Tax and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Stockholders. Each party to this Agreement shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith. After the Closing, the parties hereto shall (i) provide, and shall cause each of their affiliates to provide, to the other party and its affiliates (at the expense of the requesting party) such information relating to Company and its subsidiaries as such party may reasonably request with respect to Tax matters and (ii) cooperate with each other in the conduct of any audit or other proceeding with respect to any Tax involving Company and its subsidiaries and shall retain or cause to be retained all books and records pertinent to Company and its subsidiaries for each Taxable Period or portion thereof ending on or prior to the date of Closing until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers). At the Closing, the Company shall deliver to Parent, a properly executed statement conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(I) and 1.445-2(c)(3) and the Company further agrees to provide notification to the Internal Revenue Service required pursuant to Treasury Regulation Section 1.897-2(h)(2).

          Section 5.12. INTERIM FINANCIAL STATEMENTS. Within 30 days after the end of each calendar month after the date of this Agreement but prior to Closing, the Company will deliver to Parent unaudited balance sheets with respect to the Company and its subsidiaries for such calendar month and for year-to-date. All such financial statements shall fairly present the financial position, results of operations and changes in financial position of the Company as at the dates or for the periods indicated and in accordance with GAAP. All unaudited financial statements delivered pursuant to this Section shall be prepared on a basis consistent with the Company Financial Statements.

          Section 5.13. FUNDING. (a) Parent shall use commercially reasonable efforts to obtain the Funding.

          (b) Provided that such amounts are Expenses, simultaneously with the Effective Time, Parent shall pay $4.7 million (or $4.8 million if Parent has not obtained the Funding on or prior to December 31, 1997) in cash directly to those persons and in the amounts as set forth in Section 5.13 of the Company Disclosure Schedule (as it may be updated by the Company from time to time).

          Section 5.14. INDEMNIFICATION. (a) For a period of six years from and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects, to the extent consistent with law, the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provision under the Company's Restated Certificate of Incorporation or by-laws as each is in effect on the date hereof. The Certificate of Incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Restated Certificate of Incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights of any person entitled to be indemnified thereunder.

    (b) This Section shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

          Section 5.15. NOTIFICATION. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it or contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. For purposes of this Section 5.15, any references in the representations and warranties to "as of the date of this Agreement" or "as of the date hereof" or the like shall be ignored. No notification pursuant to this Section 5.15 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          Section 5.16 LIQUIDATION OF PARENT. Prior to the Closing or the termination of this Agreement, Parent shall not enter into an agreement with a third party regarding a Corporate Transaction (as defined in Article V.B.1.(e)(i) the Amended and Restated Certificate of Incorporation of Parent); PROVIDED, HOWEVER, that if Parent wishes to enter into such agreement, it shall so notify the Company and all references to December 31, 1997 (or January 15, 1998 if Parent has not obtained the Funding on or prior to December 31, 1997) in this Agreement shall thereupon be changed to the earlier of (A) December 31, 1997 (or January 15, 1998 if Parent has not obtained the Funding on or prior to December 31, 1997) and (B) the date immediately prior to the entering into of such agreement. Accordingly, depending on whether, on the one hand, all conditions to the obligations of the parties to effect the Merger are satisfied or waived by such time, or, on the other hand, they are not, the Merger shall be effected or this Agreement shall be terminated, in each case prior to the entering into of such agreement regarding a Corporation Transaction. If the Merger is to be consummated, the notice provisions set forth in Section 1.02 shall not be obviated by the foregoing.

                            ARTICLE VI
                      CONDITIONS TO THE MERGER

     Section 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger is subject to the conditions that:

     (a) This Agreement shall have been duly adopted by the requisite vote of holders of Company Shares.

     (b) The transactions contemplated hereby, including the amendment of Parent's Amended and Restated Certificate of Incorporation, shall have been duly approved by the requisite vote of holders of Parent Shares.

     (c) No statute, rule, regulation, executive order, writ, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger and no litigation or proceeding shall have been commenced by a Governmental Entity which would prohibit such consummation. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

     (d) Any applicable waiting period under the HSR Act shall have expired or been terminated, any filing with, or permit, authorization, consent or approval of any Governmental Entity or any third party shall have been made or obtained, except where the failure to obtain such other approvals would not, in the aggregate, have a Material Adverse Effect on the Company or Parent, as the case may be.

     Section 6.02. CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is further subject to the conditions that:

     (a) The representations and warranties of Parent contained herein shall be true and correct (without giving effect to the materiality qualifiers contained in such representations and warranties) as of the date hereof and as of the Effective Time (excluding those representations which are made as of a specific date which shall be true and correct as of such date) with the same effect as though made as of the Effective Time unless the failure to be so true and correct would not in the aggregate have a Material Adverse Effect on Parent.

     (b) Parent shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

     (c) Parent shall have delivered to the Company an opinion dated the Closing Date, of Parent's legal counsel, substantially in the form of Exhibit H hereto. Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chairman of the Board and Chief Executive Officer or a Senior Vice President, certifying to both such effects, and such other evidence as the Company shall reasonably request as to the satisfaction of the conditions hereto.

     (d) Parent shall not have suffered a Material Adverse Effect from the date of this Agreement to the Closing Date (or, if Parent shall have suffered such effect, it shall have been cured).

     (e) The Investor Rights Agreement in the form of Exhibit I shall be in full force and effect as of the Closing.

      Section 6.03. CONDITIONS TO OBLIGATIONS OF PARENT TO EFFECT THE MERGER. The obligation of Parent to effect the Merger is further subject to the conditions that:

     (a) The representations and warranties of the Company contained herein shall be true and correct (without giving affect to the materiality qualifiers contained in such representations and warranties) as of the date hereof and as of the Effective Time (excluding those representations which are made as of a specific date which shall be true and correct as of such date) with the same effect as though made as of the Effective Time unless the failure to be so true and correct would not in the aggregate have a Material Adverse Effect on the Company.

     (b) The Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

     (c) The Company shall not have suffered a Material Adverse Effect from the date of this Agreement to the Closing Date (or, if the Company shall have suffered such effect, it shall have been cured).

     (d) No federal, state, local or foreign statute, law, ordinance, rule, regulation, decree or order, applicable to the Company or any of its subsidiaries, including without limitation, the Licenses and Channels of the Company and its subsidiaries, shall have been adopted or officially proposed by an applicable Governmental Entity, which would, in the aggregate, have a Material Adverse Effect on the Company.

     (e) Fewer than 7.5% of the outstanding Company Shares shall be Dissenting Shares.

     (f) The Company shall have delivered to Parent opinions, dated the Closing Date, of the Company's and its subsidiaries' legal counsel, substantially in the form of EXHIBIT G hereto. The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer and President or a Senior Vice President, certifying to the effects set forth in (a)-(e), and such other evidence as Parent shall reasonably request as to the satisfaction of the conditions hereto.

     (g) Parent shall be reasonably satisfied that the transactions contemplated hereby do not require registration under the Securities Act (PROVIDED, that to the extent registration under the Securities Act is required as a result of actions taken by Parent (other than the actions set forth herein), then this clause (g) shall not be a condition to Parent's obligation to consummate the transactions contemplated hereby).

     Section 6.04. FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was directly caused by such party's failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.05.

                                ARTICLE VII
                        TERMINATION, WAIVER, AMENDMENT

     Section 7.01. TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

     (a) by the mutual written consent of the Company and Parent;

     (b) by either the Company or Parent if the Effective Time shall not have occurred on or before December 31, 1997 (or January 15, 1998 if Parent has not obtained the Funding on or prior to December 31,
         1997); PROVIDED, that the party seeking to terminate this Agreement pursuant to this clause 7.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

     (c) by either the Company or Parent if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 7.01(c)(ii) shall have used its reasonable best efforts to remove such injunction, ruling, order or decree;

     (d) by the Company or Parent if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement which would have a Material Adverse Effect and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

     (e) by the Company if the requisite vote of its stockholders as contemplated by Section 5.10, or the other approvals or waivers set forth in Section 4.3, and the first sentence of Section 4.4 (excluding any Blue Sky filings or approvals), of the Parent Disclosure Schedule, have not been obtained on or prior to the date which is 21 days from the date hereof; PROVIDED, that the Company has given Parent at least 7 days notice of such proposed termination and; PROVIDED, FURTHER, that the Company may not terminate this Agreement pursuant to this Section 7.01(e) if such vote (or such other approvals or consents) shall be obtained prior to such termination; or

     (f) By Parent if the requisite vote of the holders of the Company Shares has not been obtained on or prior to December 1, 1997.

     In the event of termination of this Agreement pursuant to this Section 7.01, this Agreement shall terminate (except for the confidentiality agreement referred to in the last sentence of Section 5.03 and Section 8.02), and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of a willful breach of this Agreement.

     Section 7.02. AMENDMENT OR SUPPLEMENT. At any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of Parent or the Company this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement (PROVIDED, that no amendment shall be made subsequent to receipt of stockholder approval that by law requires a further approval of such stockholders without obtaining such approval).

     Section 7.03. EXTENSION OF TIME, WAIVER, ETC. At any time prior to the Effective Time, the Company and Parent may: (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                               ARTICLE VIII
                               MISCELLANEOUS

     Section 8.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall survive for a period of one year following the Closing, provided that if any claim is made by Parent prior to the expiration of such one year period, such claim shall survive until it is finally determined. The Stockholders shall indemnify and hold Parent harmless for damages (including as a result of any diminution of value as a result of such breach or compared to the value if there had been no such breach) resulting from any breach of the representations, warranties, covenants and agreements of the Company contained in this Agreement; PROVIDED, that the Stockholders will not have any liability under this
Section 8.01 in respect of any claim for a breach of a representation or warranty of the Company contained in this Agreement until the aggregate amount of all damages to Parent (including, without limitation, reasonable expenses of investigation and reasonable attorneys' and accountants' fees and expenses in connection with any action, suit or proceeding) ("Losses") with respect to breaches of representations and warranties equals or exceeds $100,000, at which time all Losses shall be recoverable. Other than as set forth above, no representation or warranty shall survive the Effective Time. Following the Effective Time, the sole and exclusive remedy for any claim arising under this Agreement (other than claims arising out of fraud) and adjustments set forth in Article II hereof shall be the Escrow Fund.

     Section 8.02. EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except as otherwise contemplated hereby; PROVIDED, HOWEVER, that one-half of the expenses incurred in connection with the audit by KPMG of the Company's June 30, 1997 financial statements shall be considered Expenses and one half shall be borne by Parent, unless the Merger is not consummated, in which case such expenses shall be paid by Parent.

     Section 8.03. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 8.04. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

     Section 8.05. NOTICES. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective upon receipt by the following:

     to the Company:

       RMD
       7900 Glades Road
       Suite 630
       Boca Raton, Florida 33434
       Fax: 561-470-0321

       Attention: Robert Dupuis

     with a copy to:

       the Representative, at such address as he may designate in writing and to:

       John Roos
       Wilson, Sonsini, Goodrich & Rosati
       650 Page Mill Road
       Palo Alto, California 94304
       Fax: 415-493-6811

     to Parent:

       International Wireless Communications Holdings, Inc.
       400 South El Camino Real
       Suite 1275
       San Mateo, CA 94402
       Fax: 650-548-1842
       Attention: John D. Lockton, Jr.

     with a copy to:

       Richard D. Pritz
       Dewey Ballantine LLP
       1301 Avenue of the Americas
       New York, New York 10019
       Fax: 212-259-6333

     and a copy to:

       Brooks Stough
       Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
       Menlo Park, CA 94025
       Fax: 650-321-2800

or to such other address as may be specified by such notice.

     Section 8.06. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided that Sub may assign its rights and obligations hereunder to any wholly owned subsidiary of Parent, and the parties shall execute such documents as may be necessary to reflect such assignment. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 8.07. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 8.08. ENFORCEMENT OF AGREEMENT. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

     Section 8.09. MISCELLANEOUS. This Agreement: (a) along with the Confidentiality Agreement, the Amended and Restated Certificate of Incorporation of Parent, the Seventh Amended and Restated Investor Rights Agreement attached hereto as EXHIBIT H and the Escrow Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and (b) except as contemplated by Section 5.14 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 8.10. HEADINGS. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     Section 8.11. SUBSIDIARIES; AFFILIATES. References in this Agreement to "subsidiaries" of the Company or Parent shall mean any corporation or other form of legal entity of which 50% or more of the outstanding voting securities having general voting powers, general partnership interests or equity interests are directly or indirectly owned by the Company or Parent, as the case may be. References in this Agreement to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority.

     Section 8.12. CONSENT TO JURISDICTION. The parties hereto agree that the federal and state courts of the State of Delaware shall be the exclusive forum for the resolution of disputes arising under this Agreement or in connection with the transactions contemplated hereby, consent to such jurisdiction, waive any objection to venue or forum therein and agree not to bring any actions in any other jurisdiction (other than to enforce final judgements of such courts). The parties acknowledge that service of process by any means specified in
Section 8.05 hereof shall be deemed valid service of process for all purposes in connection herewith.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                              INTERNATIONAL WIRELESS
                              COMMUNICATIONS HOLDINGS, INC.


                              By:
                                 --------------------------------
                                 Name:
                                 Title:


                              RADIO MOVIL DIGITAL AMERICAS, INC.


                              By:
                                 --------------------------------
                                 Name:
                                 Title: